Exhibit 10.5

FIRST AMENDMENT TO THE

2010 AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FIRST AMENDMENT (this “First Amendment”) is dated as of October 16, 2012 (the “Effective Date”), by and between Willis North America, Inc. (“Willis US”) and Joseph J. Plumeri (“Executive”).

WHEREAS, Willis US and Executive entered into that certain 2010 Amended and Restated Employment Agreement as of January 1, 2010 (the “Agreement”);

WHEREAS, pursuant to the Agreement and Executive’s desire, he is to retire from the Willis Group Holdings plc (“Willis Holdings”) at the end of the term of the Agreement on July 7, 2013;

WHEREAS, the Executive and Willis Holdings and its subsidiaries and affiliates (“Willis Group”) want to maximize the smoothness of transition to a successor; and

WHEREAS, a successor to Executive as chief executive officer has been identified and is available to join Willis Group on January 7, 2012;

WHEREAS, the Executive and Willis Group believe that it is in the best interests of the shareholders of Willis Holdings for the successor to commence service as chief executive officer on January 7, 2013 and for Executive to continue to serve the Company as Chairman until his scheduled retirement date of July 7, 2013;

NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, Willis US and Executive hereby agree to amend the Agreement as follows:

1. Section 1(a)(i) of the Agreement is hereby amended by adding the following to the end of such Section:

“Notwithstanding anything to the contrary in this Section 1(a)(i), as of 11:59 p.m. EST on January 6, 2013, Executive shall cease to serve as (and not have the duties, responsibilities and authorities of) Chief Executive Officer of Willis Holdings, and all other offices with Willis Group, except Executive shall continue as (i) Chairman of the Board of Directors of Willis Holdings and (ii) as an employee of Willis US.”

2. Section 1(a)(ii) of the Agreement is hereby amended by adding the following to the end of such Section:

“As of January 7, 2013, Executive’s duties, responsibilities and authorities as Chairman shall be to prepare for and serve as Chairman of Board meetings, including the 2013 annual general meeting of shareholders of Willis Holdings, otherwise provide the normal services in connection with the Board of a non-executive Chairman of the Board

(which also has a lead independent director), provide advice, assistance and support to the Chief Executive Officer of Willis Holdings (including, without limitation, introducing the Chief Executive Officer to clients, carriers and strategic partners of Willis Group) and the Board as reasonably requested by the Board or the Chief Executive Officer of Willis Holdings, and such other services as reasonably requested by the Board or the Chief Executive Officer. Following January 6, 2013 Executive may be involved in other activities so long as they do not materially interfere with his obligations to the Willis Group hereunder and are not restricted by Section 6 of this Agreement.”

3. Section 1(a)(iv) of the Agreement is hereby amended by adding the following to the end of such Section:

“Executive shall be provided with one administrative assistant of Executive’s choosing during the period from January 7, 2013 through the expiration of the Term, and a new principal office commensurate with Executive’s position shall be provided by Willis US on its premises or, if mutually agreed, elsewhere.”

4. Section 1(f)(v) of the Agreement is hereby amended by adding the following to the end of such Section:

“The parties acknowledge that it is not intended that an equity grant be awarded to Executive during the 2013 Fiscal Year since he will be retiring on July 7, 2013.”

5. Section 2(a) of the Agreement is hereby amended by adding the following to the end of such Section:

“Effective as of the expiration of the Term, Executive hereby (without any further notice or other action by either of the parties) resigns as Chairman of Willis Holdings and as an employee of Willis Group, and from any and all other positions, if any, he may then hold with Willis Group.”

6. The following is hereby added as a new Section 3(f) to the Agreement:

“(f) If Executive continues to serve Willis Group through the Term in accordance with the terms of this Agreement (as amended by that certain First Amendment, dated as of October 16, 2012 by and between Willis US and Executive) or Executive resigns (other than for Good Reason) prior thereto (which Executive may do at any time on immediately effective written notice), the expiration of the Term, or any such earlier resignation by Executive, shall be deemed to be a Mutual

Retirement for vesting and all other purposes, including without limitation, Executive’s outstanding equity grants and all Benefit Plans. Any notice requirement for a Mutual Retirement is hereby waived and this Agreement shall be deemed the written agreement approving the successor as required by the definition of Mutual Retirement.”

7. Section 7(h) of the Agreement is hereby amended by adding the following to the end of such section:

“It is the intention of the parties that Executive shall have a separation from service with Willis Group as of January 7, 2013 since it is intended that the Executive will not perform services after January 6, 2013 that exceed 20 percent of the average level of bona fide services performed by Executive for the Willis Group over the immediately preceding 36 months.”

8. Executive acknowledges and agrees that neither the execution of this First Amendment nor the performance of any actions in accordance or consistent with this Agreement shall constitute Good Reason (as such term is defined in the Agreement). Executive further acknowledges and agrees that during the period from January 7, 2013 through the expiration of the Agreement on July 7, 2013 (the “Transition Period”) clause “E” in the definition of Good Reason in the Agreement shall not be applicable.

9. Willis US shall promptly pay Executive’s reasonable legal and financial advisory fees incurred in connection with entering into this First Amendment.

10. All other provisions of the Agreement not specifically amended by this First Amendment shall remain in full force and effect.

11. This First Amendment may be executed in multiple counterparts, which, when taken together, shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

WILLIS NORTH AMERICA, INC.

By:	/s/ Adam Rosman
Name:	Adam Rosman
Title:	Group General Counsel

EXECUTIVE:

/s/ Joseph J. Plumeri
Joseph J. Plumeri